Exhibit 10.30

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933. Such omissions are designated as ***.

AMENDMENT NO. 1 TO SUPPLY AND DISTRIBUTION AGREEMENT

This Amendment No. 1 to Supply and Distribution Agreement (this “Amendment”), dated as of July 21, 2005, is between OraSure Technologies, Inc., a Delaware corporation (“OraSure”), and Abbott Laboratories, an Illinois corporation (“Abbott”).

BACKGROUND

OraSure and Abbott previously entered into that certain Supply and Distribution Agreement, dated as of February 11, 2005 (the “Prior Agreement”). The parties desire to amend the Prior Agreement as more specifically set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and other mutual promises and covenants contained in this Amendment, OraSure and Abbott intending to be legally bound, hereby agree as follows:

1. Revenue-Based Amount for Hospitals. Section 8.2.2 of the Prior Agreement is hereby amended and restated in its entirety, as follows:

“8.2.2 Revenue-Based Amount for Hospitals. If an amount equal to *** of Abbott Net Sales in the Hospital Segment and U.S. Government Hospital Segment for a Quarterly Period (such amount being the “Hospital Adjustment Number”) exceeds the Hospital Baseline for such Quarterly Period, then Abbott shall pay OraSure a Revenue-Based Amount equal to the excess of the Hospital Adjustment Number over the product of (a) the total number of OraQuick® ADVANCE™ Devices sold in the Hospital Segment and U.S. Government Hospital Segment during such Quarterly Period, multiplied by (b) the Transfer Price for such Products. If, however, the Hospital Adjustment Number for the Quarterly Period is less than the Hospital Baseline for the Quarterly Period, then OraSure shall pay Abbott, in the form of a credit against amounts due to OraSure under this Agreement, an amount equal to the difference of (x) the product of the Transfer Price for the OraQuick® ADVANCE™ Device multiplied by the total number of OraQuick® ADVANCE™ Devices sold in the Hospital Segment and U.S. Government Hospital Segment during the Quarterly Period minus (y) the Hospital Baseline for the Quarterly Period.”

2. Effect of Amendment. Except as amended hereby, the Prior Agreement shall remain in full force and effect. All references to the Prior Agreement shall be deemed to mean the Prior Agreement as amended by this Amendment.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of law principles.

4. Counterparts. This Amendment may be executed by the parties in more than one counterpart, each of which, when executed and delivered, shall be deemed to be an original, and all such counterparts shall constitute a single instrument. A facsimile transmission of a signed original shall have the same effect as delivery of the signed original.

IN WITNESS WHEREOF, this Amendment has been executed by OraSure and Abbott as of the date first written above.

ORASURE TECHNOLOGIES, INC.

By:	/s/ Douglas A. Michels
Douglas A. Michels
President and Chief Executive Officer

ABBOTT LABORATORIES

By:	/s/ Joseph M. Nemmers, Jr.
Joseph M. Nemmers, Jr.
Senior Vice President, Diagnostic Operations
President, Abbott Diagnostics